Filed under Rule 424(b)(3) of the
                                            Securities and Exchange Commission

                                            File No. 333-72276


      SUPPLEMENT NO. 1 TO PROSPECTUS OF WIZZARD SOFTWARE CORPORATION
                          DATED OCTOBER 2, 2002

                    5,347,314 Shares of Common Stock


     This Prospectus Supplement supplements the prospectus dated October 2, 2002, which relates to 5,347,314 shares of common stock of Wizzard Software Corporation, a Colorado corporation.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 3 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus Supplement is dated April 23, 2003.

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     Selling Security Holders.
     -------------------------

     In March, 2003, after being advised that we were considering repricing the warrants as discussed below, Arthur Douglas and Associates and Glenn Michael Financial assigned to an investor their warrants to purchase 100,000 shares and 500,000 shares of our common stock, respectively. These assignments were made for valuable consideration in a private transaction after the investor had received disclosure of the risks of its investment in Wizzard and a copy of Wizzard's prospectus.

     On March 25, 2003, our Board of Directors unanimously resolved to change the exercise price of the warrants to $0.50 per share. The reasons for this repricing are as follows:

     * The bid price of our common stock had been less than the exercise price of the warrants since the effective date of the Registration Statement on which the shares underlying the warrants were registered; and

     * We had already been considering the possibility of repricing the warrants due to our desire to preserve our good working relationship with the initial warrant holders and to demonstrate good faith in our relations with them.

     The investor exercised the warrants to purchase 100,000 shares on March 26, 2003, and the remaining 500,000 warrants on March 27, 2003.